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                                                                    EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of The Limited, Inc. on Form S-8, Registration Nos. 33-18533, 33-25005, 2-92277, 33-24829, 33-24507, 33-24828, 2-95788, 2-88919, 33-24518, 33-6965, 33-14049,
33-22844, 33-44041, 33-49871 and the registration statements on Form S-3, Registration Nos. 33-20788, 33-31540, 33-43832 and 33-53366 of our report dated
February 13, 1995, on our audits of the consolidated financial statements and financial statement schedule of The Limited, Inc. and Subsidiaries as of January 28, 1995, and January 29, 1994, and for the fiscal years ended January 28, 1995, January 29, 1994, and January 30, 1993, which report is included in this Annual Report on Form 10-K.


                                  COOPERS & LYBRAND L.L.P.


Columbus, Ohio
April 24, 1995